Exhibit 4.2

HOMESTREET, INC.

FIRST SUPPLEMENTAL INDENTURE

dated as of January 19, 2022

to the Indenture for Subordinated Debt Securities

dated as of January 19, 2022

3.50% Fixed-to-Floating Rate Subordinated Notes due 2032

Computershare Trust Company, N.A., as Trustee

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of January 19, 2022, is made by and between HomeStreet, Inc., a Washington corporation (the “Company”), and Computershare Trust Company, N.A., a national banking association, not in its individual capacity but solely as trustee (“Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered an Indenture for Subordinated Debt Securities, dated as of January 19, 2022 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, and as further supplemented from time to time, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, Section 9.1(g) of the Base Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to provide for the issuance of and establish the form or terms of Securities of any Series as permitted by Article II thereof;

WHEREAS, the Company has duly authorized the issuance and sale of One Hundred Million Dollars ($100,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “2032 Notes”);

WHEREAS, the Company desires to issue and sell One Hundred Million Dollars ($100,000,000) aggregate principal amount of the 2032 Notes as of the date hereof;

WHEREAS, the Company desires to establish the terms of the 2032 Notes;

WHEREAS, all things necessary to make this First Supplemental Indenture a legal and binding supplement to the Base Indenture in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the 2032 Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the 2032 Notes, as follows:

Article I
SCOPE OF FIRST SUPPLEMENTAL INDENTURE

Section 1.01. Scope. This First Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by this First Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this First Supplemental Indenture shall only apply to the 2032 Notes.

Article II
DEFINITIONS

Section 2.01. Definitions and Other Provisions of General Application. For all purposes of this First Supplemental Indenture unless otherwise specified herein:

(a) all terms used in this First Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture and include the plural as well as the singular, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this First Supplemental Indenture;

(b) the provisions of general application stated in Article XIII of the Base Indenture shall apply to this First Supplemental Indenture;

(c) Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the 2032 Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Act” means any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the Indenture to be given, made or taken by Holders, which may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company.

“Administrative or Judicial Action” has the meaning provided in the definition of “Tax Event.”

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement. All percentages used in or resulting from any calculation of the then-current Benchmark shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1) Compounded SOFR;

(2) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment; and

(4) the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2) in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) if the Benchmark is Three-Month Term SOFR, the Calculation Agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” has the meaning ascribed in Section 3.02(e)(iv) of this First Supplemental Indenture.

“Company Request” means a written request signed in the name of the Company by a chief executive officer, a president, a chief financial officer, an executive vice president, a senior vice president or a vice president of the Company, and delivered to the Trustee.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2) if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. Dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 215 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Designated Senior Indebtedness” means any of the Company’s Senior Indebtedness that expressly provides that it is “designated senior indebtedness” for purposes of the Indenture (provided that the instrument, agreement or other document creating or evidencing such Senior Indebtedness may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

“DTC” means The Depository Trust Company.

“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(i) of this First Supplemental Indenture.

“Fixed Rate Period” has the meaning provided in Section 3.02(e)(i) of this First Supplemental Indenture.

“Fixed Rate Regular Record Date” has the meaning provided in Section 3.02(e)(i) of this First Supplemental Indenture.

“Floating Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(ii) of this First Supplemental Indenture.

“Floating Rate Period” has the meaning provided in Section 3.02(e)(ii) of this First Supplemental Indenture.

“Floating Rate Regular Record Date” has the meaning provided in Section 3.02(e)(ii) of this First Supplemental Indenture.

“Interest Payment Date” has the meaning provided in Section 3.02(e)(ii) of this First Supplemental Indenture.

“interest period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means January 19, 2022.

“Major Constituent Bank” means any Subsidiary which is organized as a banking organization under federal or state law and which represents 50% or more of the consolidated assets of the Company determined as of the date of the most recent audited financial statements of the Company.

“Maturity Date” has the meaning provided in Section 3.02(d) of this First Supplemental Indenture.

“Payment Blockage Notice” has the meaning provided in Section 8.02(b) of this First Supplemental Indenture

“Redemption Date” has the meaning provided in Section 3.02(h) of this First Supplemental Indenture.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“Senior Indebtedness” means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation where, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is not Senior Indebtedness. Senior Indebtedness includes, without limitation:

(a) the principal (and premium, if any) of and interest in respect of indebtedness of the Company for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including obligations incurred in connection with the acquisition of property, assets or businesses;

(b) all capital lease obligations of the Company;

(c) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

(d) all obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions;

(e) all obligations of the Company associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

(f) all obligations of the type referred to in clauses (a) through (e) of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise;

(g) all obligations of the type referred to in clauses (a) through (f) of other persons secured by any lien on any property or asset of the Company whether or not such obligation is assumed by the Company; and

(h) any deferrals, renewals or extensions of any obligations of the type referred to in clauses (a) through (g) above.

Notwithstanding the foregoing, Senior Indebtedness does not include:

(a) the 2032 Notes;

(b) trade accounts payable arising in the ordinary course of business; and

(c) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the 2032 Notes.

“Representative” means the (a) indenture trustee or other trustee, agent or representative for any Senior Indebtedness or (b) with respect to any Senior Indebtedness that does not have any such trustee, agent or other representative, (i) in the case of such Senior Indebtedness issued pursuant to an agreement providing for voting arrangements as among the holders or owners of such Senior Indebtedness, any holder or owner of such Senior Indebtedness acting with the consent of the required persons necessary to bind such holders or owners of such Senior Indebtedness and (ii) in the case of all other such Senior Indebtedness, the holder or owner of such Senior Indebtedness.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to, or change (including any announced prospective amendment or change) in, any law or treaty, or any regulation thereunder, of the United States or any political subdivision or taxing authority thereof or therein; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the 2032 Notes, there is more than an insubstantial risk that interest payable by the Company on the 2032 Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) or any entity subsequently designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the 2032 Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the 2032 Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the 2032 Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the 2032 Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to the Company, for so long as any 2032 Notes are outstanding.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(d) Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the 2032 Notes, by replacing the corresponding defined term in the Base Indenture with the following defined terms:

“Business Day” means (a) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close, or (b) a day on which the Corporate Trust Office of the Trustee is not closed for business.

“Indenture” has the meaning set forth in the Recitals.

Article III
FORM AND TERMS OF THE 2032 Notes

Section 3.01. Form and Dating.

(a) The 2032 Notes shall be substantially in the form of Exhibit A attached hereto. The 2032 Notes shall be executed in the name and on behalf of the Company by the manual or facsimile signature of one of the officers identified in the first paragraph of Section 2.4 of the Base Indenture.

(b) The 2032 Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The 2032 Notes shall be dated the date of their authentication.

(c) The terms contained in the 2032 Notes shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02. Terms of the 2032 Notes. The following terms relating to the 2032 Notes are hereby established:

(a) Title. The 2032 Notes shall constitute a series of Securities having the title “HomeStreet, Inc. 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032” and the CUSIP number 43785VAE2.

(b) Principal Amount. The aggregate principal amount of the 2032 Notes that may be authenticated and delivered under the Indenture shall be One Hundred Million Dollars ($100,000,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the 2032 Notes, the Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the 2032 Notes in all respects and so that such additional 2032 Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the 2032 Notes initially issued (except for any differences in the issue price, interest accrued prior to the date of issuance of the additional 2032 Notes and first interest payment date), and with the same CUSIP number as the 2032 Notes, provided that such additional 2032 Notes are fungible for U.S. federal income tax purposes with the 2032 Notes.

(c) Person to Whom Interest is Payable. The interest installment on any 2032 Notes that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name said 2032 Notes is registered on the books of the Security Registrar at the close of business on the fifteenth calendar day of the month immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day (such date being the “regular record date” with respect to the 2032 Notes).

(d) Maturity Date. The entire outstanding principal of the 2032 Notes shall be payable on January 30, 2032 (the “Maturity Date”).

(e) Interest.

(i) The 2032 Notes will bear interest at a fixed rate of 3.50% per annum from and including the Issue Date to, but excluding, January 30, 2027, or the date of earlier redemption (the “Fixed Rate Period”). Interest accrued on the 2032 Notes during the Fixed Rate Period will be payable semi-annually in arrears on January 30 and July 30 of each year (each such date, a “Fixed Rate Interest Payment Date”), commencing on July 30, 2022. The last Fixed Rate Interest Payment Date shall be January 30, 2027, unless the 2032 Notes are earlier redeemed. The interest payable during the Fixed Rate Period will be paid to each holder in whose name a 2032 Note is registered at the close of business on the fifteenth day (whether or not a Business Day) of the month immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(ii) The 2032 Notes will bear a floating interest rate from and including January 30, 2027, to, but excluding, the Maturity Date or the date of earlier redemption (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the Benchmark rate, plus 215 basis points, for each quarterly interest period during the Floating Rate Period. During the Floating Rate Period, interest on the 2032 Notes will be payable quarterly in arrears on January 30, April 30, July 30, and October 30 of each year (each such date, a “Floating Rate Interest Payment Date” and, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”), commencing on April 30, 2027. The interest payable during the Floating Rate Period will be paid to each holder in whose name a 2032 Note is registered at the close of business on the fifteenth day (whether or not a Business Day) of the month immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”). Notwithstanding the foregoing, if Three-Month Term SOFR (or other applicable Benchmark rate) is less than zero, then Three-Month Term SOFR (or other such Benchmark rate) shall be deemed to be zero. The Calculation Agent will provide the Company and the Trustee with the interest rate in effect on the 2032 Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark) and in no event later than the close of business two Business Days before the start of the applicable interest period.

(iii) The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding January 30, 2027, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. The Calculation Agent shall calculate the amount of interest payable on any Interest Payment Date and the Trustee shall have no duty to confirm or verify any such calculation. In the event that any scheduled Interest Payment Date or the Maturity Date for the 2032 Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv) The Company shall take such actions as are necessary to ensure that, from the commencement of the Floating Rate Period, for so long as any of the 2032 Notes are outstanding, there will at all times be a calculation agent appointed by the Company to calculate the interest rate in respect of each Floating Rate Period (the “Calculation Agent”). Absent manifest error, the Calculation Agent’s determination of the interest rate for an interest period for the 2032 Notes shall be binding and conclusive on the Holders, the Trustee and the Company. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period shall be maintained on file at the Calculation Agent’s principal offices, shall be made available to any Holder of the 2032 Notes upon written request and shall be provided to the Trustee in no event later than the close of business two Business Days before the start of the applicable interest period. If at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent. The Company will act as the initial Calculation Agent. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent and shall promptly notify the Trustee in writing of such replacement. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. The Trustee will not be under any duty to succeed to, assume or otherwise perform any of the duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder.

(f) Effect of Benchmark Transition Event.

(i) If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the 2032 Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

(ii) Notwithstanding anything set forth in Section 3.02(e)(ii) above, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 3.02(f) will thereafter apply to all subsequent determinations of the interest rate on the 2032 Notes for each interest period during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the 2032 Notes for each interest period during the Floating Rate Period will subsequently be an annual rate equal to the Benchmark Replacement plus 215 basis points.

(iii) The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the 2032 Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for any interest period during the Floating Rate Period and under this Section 3.02(f). Any determination, decision or election that may be made by the Calculation Agent under the terms of the 2032 Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the Holders of the 2032 Notes and the Trustee absent manifest error, (B) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (C) if made by a Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects and (D) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the 2032 Notes, the Trustee or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the 2032 Notes, then the Company will make such determination, decision or election on the same basis as described above.

(iv) The Calculation Agent shall notify the Trustee in writing (A) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (B) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the 2032 Notes promptly after a Benchmark Transition Event.

(v) The Trustee (including in its capacity as Paying Agent) shall have no (A) responsibility or liability for the (w) Three-Month Term SOFR Conventions, (x) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (y) determination or calculation of a Benchmark Replacement, or (z) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (w) through (z) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or the Calculation Agent, as applicable, and (B) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or the Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Calculation Agent. The Trustee shall be entitled to conclusively rely on any determination made, and any instruction, notice, Officers’ Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind. The Trustee shall not be obligated to enter into any amendment or supplement hereto that adversely impacts its rights, duties, obligations, immunities or liabilities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes).

(vi) If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

(g) Place of Payment of Principal and Interest. So long as the 2032 Notes shall be issued in global form, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the 2032 Notes by wire transfer in immediately available funds to the Depository or its nominee, in accordance with applicable procedures of the Depository. If the 2032 Notes are not in global form, the Company, may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the 2032 Notes by check mailed to the address of the person specified for payment in accordance with Section 3.02(e)(i) and (e)(ii) above.

(h) Redemption. The 2032 Notes shall be redeemable, in each case, in whole or in part, from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on January 30, 2027, and on any Interest Payment Date thereafter (each, a “Redemption Date”), subject to obtaining the prior approval of the Federal Reserve to the extent such approval is required under the rules of the Federal Reserve (or, as and if applicable, the rules of any appropriate successor bank regulatory agency). The 2032 Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the 2032 Notes before the Maturity Date, in whole, but not in part, at any time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (or, as and if applicable, the rules of any appropriate successor bank regulatory agency), upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the 2032 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. The provisions of Article III of the Base Indenture shall apply to any redemption of the 2032 Notes pursuant to this Article III, except that the reference to 90 days in Section 3.2 of the Base Indenture shall be replaced with 60 days. Any notice of redemption may be conditional in the Company’s discretion on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if it determines that such conditions will not be satisfied. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the applicable Redemption Date if any such redemption has been rescinded or delayed and, upon receipt, the Trustee shall provide such notice to each Holder of 2032 Notes in the same manner in which the notice of redemption was given.

(i) No Repayment or Sinking Fund. The 2032 Notes will not be subject to redemption or repayment at the option of any Holder at any time prior to the Maturity Date. There shall be no sinking fund for the 2032 Notes.

(j) Notes Not Convertible or Exchangeable. The 2032 Notes will not be convertible into or exchangeable for equity securities, other securities, or assets or property of the Company or its Subsidiaries.

(k) Denomination. The 2032 Notes and any beneficial interest in the 2032 Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(l) Currency of the 2032 Notes. The 2032 Notes shall be denominated, and payment of principal of and interest on the 2032 Notes shall be payable, in the currency of the United States of America.

(m) No Additional Amounts. In the event that any payment on the 2032 Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

(n) Acceleration. Neither the Trustee nor the Holders of the 2032 Notes shall have the right to accelerate the maturity of the 2032 Notes unless there is an Event of Default specified under clause (4), (5) or (6) of Section 6.1(a) (as amended in this First Supplemental Indenture) of the Base Indenture. If an Event of Default specified in clause (4), (5) or (6) of Section 6.1(a) (as amended in this First Supplemental Indenture) of the Base Indenture occurs, then the principal amount of all of the outstanding 2032 Notes, including any accrued and unpaid interest on the 2032 Notes, shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the 2032 Notes in accordance with the provisions of Section 6.1(b) (as amended in this First Supplemental Indenture) of the Base Indenture.

(o) Registered Form. The 2032 Notes shall be issuable as Global Securities, and the Depositary for the 2032 Notes shall be the DTC or any successor Depositary appointed by the Company pursuant to Section 2.11 of the Base Indenture.

(p) Events of Default. The Events of Default provided for in Section 6.1(a) of the Base Indenture shall apply to the 2032 Notes, except that, solely with respect to the 2032 Notes, Section 6.1(a) shall be amended to (i) delete the word “or” at the end of clause (4) thereof, (ii) replace the period at the end of clause (5) thereof with “; or” and (iii) add a new clause (6) after clause (5), which shall read as follows:

“(6) the appointment by a competent government agency having primary regulatory authority over any Major Constituent Bank under any applicable federal or state banking, insolvency or similar law now or hereafter in effect of a Custodian of any such Major Constituent Bank or (ii) the entry of a decree or order in any case or proceeding under any applicable federal or state banking, insolvency or other similar law now or hereafter in effect appointing any receiver of any Major Constituent Bank.”

(q) Acceleration of Maturity. Solely with respect to the 2032 Notes, the text of Section 6.1(b) of the Base Indenture shall be substituted with the following:

“If an Event of Default specified in clause (4), (5) or (6) of Section 6.1(a) occurs, the principal amount of all the 2032 Notes, together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity Date of the 2032 Notes shall not otherwise be accelerated as a result of an Event of Default.”

(r) Ranking. The 2032 Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Company, whether existing as of the date of this First Supplemental Indenture, or hereafter issued or incurred, including all indebtedness relating to money owed to general creditors and trade creditors. The 2032 Notes shall rank senior to the Company’s Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035, 2036 and 2037, and rank equally with all of the Company’s other unsecured, subordinated obligations from time to time outstanding.

(s) No Collateral. The 2032 Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(t) Additional Terms. Other terms applicable to the 2032 Notes are as otherwise provided for in the Base Indenture, as supplemented by this First Supplemental Indenture.

Article IV
AMENDMENT, MODIFICATION AND WAIVER

Section 4.01. Supplemental Indentures Without the Consent of Holders. Section 9.1 of the Base Indenture shall apply to the 2032 Notes, except that, solely with respect to the 2032 Notes:

(a) the following shall be added prior to the semicolon in clause (a) thereof: “provided that such action shall not adversely affect the interests of the Holders of 2032 Notes or any related coupons in any material respect as determined in good faith by the Company”;

(b) the following shall be added prior to the period in clause (j) thereof: “as determined in good faith by the Company”; and

(c) the word “or” shall be deleted at the end of clause (i) thereof, the period at the end of clause (j) thereof shall be replaced with “; or” and a new clause (k) shall be added after clause (j), which shall read as follows:

“(k) to conform the terms of the Indenture and the 2032 Notes to the description of the 2032 Notes in the prospectus supplement dated January 11, 2022, relating to the offering of the 2032 Notes, as certified by the Company to the Trustee in an Officers’ Certificate.”

Section 4.02. Supplemental Indentures With Consent of Holders. Section 9.2 of the Base Indenture shall apply to the 2032 Notes, except that, solely with respect to the 2032 Notes, the following shall replace clauses (a) through (f) of Section 9.2 of the Base Indenture, in their entirety:

“(a) change the Maturity Date of the principal of, or any installment of principal of or interest on, any 2032 Notes, or change the timing of an interest payment on any 2032 Notes, or reduce the principal amount thereof or the rate of interest thereon, or reduce the amount of the principal of any 2032 Notes which would be due and payable upon an acceleration of the Maturity Date thereof pursuant to Section 6.1 hereof, or change any place of payment where, or the coin or currency in which, any principal of any 2032 Notes or any interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity Date thereof (or, in the case of redemption, on or after the applicable Redemption Date) or modify the provisions of the Indenture with respect to the subordination of the 2032 Notes in a manner adverse to Holders;

(b) reduce the percentage in principal amount of the outstanding 2032 Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture; or

(c) modify any of the provisions of this Section or Section 6.6 of the Base Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding 2032 Notes affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to ‘the Trustee’ and concomitant changes in this Section and Section 6.6 of the Base Indenture, or the deletion of this proviso, in accordance with the requirements of Sections 7.10 and 7.11 of the Base Indenture.”

Article V
COVENANTS; SUCCESSOR ENTITY

Section 5.01. Covenants. Solely with respect to the 2032 Notes, the following shall be added as new Sections to Article IV of the Base Indenture:

“Section 4.6 Stay, Extension and Usury Laws

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Indenture or the Securities and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.7 Corporate Existence

Subject to Article X of the Base Indenture, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.8 Taxes

The Company shall pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings.”

Section 5.02. When Company May Merge, etc. Section 4.5 of the Base Indenture shall not apply to the 2032 Notes and, solely with respect to the 2032 Notes, Section 10.1 of the Base Indenture shall be replaced in its entirety with the following:

“The Company shall not consolidate with or merge with or into any other Person, or convey, sell, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, nor shall the Company permit any other person to consolidate with or merge into it or convey, sell, transfer or lease all or substantially all of its properties and assets to it, in either case unless:

(a) the Company is the surviving corporation and the successor Person (if other than the Company) is a corporation, partnership, limited liability company or trust organized under the laws of the United States of America or any state or the District of Columbia, and the successor Person, if not the Company, expressly assumes by supplemental indenture the Company’s obligations on the 2032 Notes and under the Indenture; and

(b) immediately after giving effect to the transaction, and treating any indebtedness that becomes the obligation of the Company or any of its Subsidiaries as having been incurred at the effective date of such transaction no Default or Event of Default shall have occurred and be continuing.

The Company shall deliver to the Trustee prior to the consummation of the proposed transaction an Officers’ Certificate to the foregoing effect and an Opinion of Counsel that the proposed transaction and any supplemental indenture comply with the Indenture.”

Article VI
SATISFACTION AND DISCHARGE; DEFEASANCE

Section 6.01. Satisfaction and Discharge. Article XI of the Base Indenture shall apply to the 2032 Notes, except that, solely with respect to the 2032 Notes:

(a) the following shall be inserted in Section 11.1(b) of the Base Indenture after the phrase “nationally recognized firm of independent public accountants”: “or investment bank”;

(b) Sections 11.6 and 11.7 shall be added to the list of Sections identified in Section 11.3 of the Base Indenture; and

(c) the following shall be added as a new paragraph at the end of Section 11.5 of the Base Indenture:

“The Trustee shall deliver or pay to the Company from time to time upon Company Request any Governmental Obligations or money held by it as provided in Sections 11.6 or 11.7 which, in the opinion of a nationally recognized firm of independent public accountants or investment bank expressed in a written certification thereof delivered to the Trustee, are then in excess of the amount thereof which then would have been required to be deposited for the purpose for which such Governmental Obligations or money were deposited or received. This provision shall not authorize the sale by the Trustee of any Governmental Obligations held under the Indenture.”

Section 6.02. Legal Defeasance. Solely with respect to the 2032 Notes, the following shall be added to the Base Indenture as Section 11.6:

“Section 11.6 Legal Defeasance

The Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding 2032 Notes on the 91st day after the date of the deposit referred to in subparagraph (c) hereof, and the provisions of this Indenture, as it relates to the 2032 Notes, shall no longer be in effect (and the Trustee, at the expense of the Company, shall, at Company Request, execute proper instruments acknowledging the same), except as to:

(a) the rights of Holders of 2032 Notes to receive, from the trust funds described in subparagraph (c) hereof, payment of the principal of and each installment of principal of and interest on the outstanding 2032 Notes on the maturity of such principal or installment of principal or interest on the day on which such payments are due and payable in accordance with the terms of this Indenture and the 2032 Notes;

(b) the provisions of Sections 2.5, 2.7, 4.3, 11.3, 11.5 and 11.6; and

(c) the rights, powers, trust and immunities of the Trustee hereunder; provided that, the following conditions shall have been satisfied:

(1) the Company shall have deposited or caused to be irrevocably deposited (except as provided in Section 11.5 of the Base Indenture) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the Holders of such 2032 Notes, cash in U.S. dollars and/or Governmental Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal of and interest, if any, on all the 2032 Notes on the dates such installments of interest or principal are due;

(2) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(3) no Default or Event of Default with respect to the 2032 Notes shall have occurred and be continuing on the date of such deposit or during the period ending on the 120th day after such date;

(4) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of execution of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the 2032 Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(5) the Company shall have delivered to the Trustee an Officers’ Certificate to the effect that the 2032 Notes, if then listed on any national securities exchange, will not be delisted as a result of such deposit;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the 2032 Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company;

(7) the defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all of the 2032 Notes are in default within the meaning of the Trust Indenture Act);

(8) such defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder; and

(9) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by this Section have been complied with.”

Section 6.03. Covenant Defeasance. Solely with respect to the 2032 Notes, the following shall be added to the Base Indenture as Section 11.7:

“Section 11.7 Covenant Defeasance

On and after the 91st day after the date of the deposit referred to in subparagraph (a) hereof, the Company may omit to comply with respect to the 2032 Notes with any term, provision or condition set forth under Sections 4.6, 4.8, 5.3 and 13.7 and Article X of the Base Indenture (and the failure to comply with any such covenants shall not constitute a Default or Event of Default with respect to the 2032 Notes under Section 6.1 of the Base Indenture), provided that the following conditions shall have been satisfied:

(a) with reference to this Section 11.7, the Company has deposited or caused to be irrevocably deposited (except as provided in Section 11.5 of the Base Indenture) with the Trustee as trust funds in trust for the purpose of making the following payments specifically pledged as security for, and dedicated solely to, the benefit of the Holders of 2032 Notes, cash in U.S. dollars and/or Governmental Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal of and interest, if any, on the dates such installments of interest or principal are due;

(b) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(c) no Default or Event of Default with respect to the 2032 Notes shall have occurred and be continuing on the date of such deposit or during the period ending on the 120th day after such date;

(d) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that Holders of the 2032 Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

(e) the Company shall have delivered to the Trustee an Officers’ Certificate to the effect that the 2032 Notes, if then listed on any national securities exchange, will not be delisted as a result of such deposit;

(f) the defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all of the 2032 Notes are in default within the meaning of the Trust Indenture Act);

(g) the defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder; and

(h) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the covenant defeasance contemplated by this Section have been complied with.”

Article VII
MISCELLANEOUS

Section 7.01. Trust Indenture Act. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this First Supplemental Indenture, the latter provision shall control.

Section 7.02. Governing Law. The laws of the State of New York shall govern this first Supplemental Indenture and the 2032 Notes.

Section 7.03. Jurisdiction. The parties hereby (i) irrevocably submit to the non-exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, the city of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party

Section 7.04. Waiver of TRial by jury. Each of the parties hereto, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, hereby waives TO THE FULLEST EXTENT PERMITTED BY LAW the right to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this INDENTURE.

Section 7.05. Duplicate Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture (or any document delivered in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 7.06. Severability; Entire Agreement. In case any provision in this First Supplemental Indenture or the 2032 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Base Indenture and this First Supplemental Indenture and the exhibits thereto and hereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 7.07. Ratification. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 7.08. Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 7.09. Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 7.10. Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any 2032 Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor Person; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the 2032 Notes.

Section 7.11. Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, the 2032 Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 7.12. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

Article VIII
SUBORDINATION

Section 8.01. Agreement of Subordination. The Company covenants and agrees, and each Holder of 2032 Notes issued hereunder by accepting a 2032 Note likewise covenants and agrees, that all 2032 Notes shall be issued subject to the provisions of this Article VIII; and each Holder of any 2032 Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

The payment of the principal of and interest on all 2032 Notes (including, but not limited to, the redemption price with respect to any 2032 Notes called for redemption in accordance with Section 3.01(h) of this First Supplemental Indenture), issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment of all Senior Indebtedness, whether outstanding at the date of this First Supplemental Indenture or thereafter incurred.

No provision of this Article VIII shall prevent the occurrence of any Default or Event of Default under the Indenture.

Section 8.02. Payments to Holders. No payment or other distribution shall be made with respect to the principal of or interest on the 2032 Notes (including, but not limited to, the redemption price with respect to any 2032 Notes to be called for redemption in accordance with Section 3.01(h) of this First Supplemental Indenture), except payments and distributions made by the Trustee as permitted by the first or second paragraph of Section 8.05 of this First Supplemental Indenture, if:

(a) a default in the payment of principal, premium, interest, rent or other obligations due on any Senior Indebtedness occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument or lease evidencing such Senior Indebtedness), unless and until such default shall have been cured or waived or shall have ceased to exist; or

(b) a default, other than a payment default, on any Designated Senior Indebtedness occurs and is continuing that then permits holders of such Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a written notice of the default (a “Payment Blockage Notice”) from a Representative or the Company.

If the Trustee receives any Payment Blockage Notice pursuant to clause (b) above, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until (i) at least 365 days shall have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice, and (ii) all scheduled payments of principal of and interest on the 2032 Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

The Company may and shall resume payments on and distributions in respect of the 2032 Notes upon the earlier of:

(1) the date upon which the default is cured or waived or ceases to exist; or

(2) in the case of a default referred to in clause (b) above, 179 days pass after notice is received if the maturity of such Designated Senior Indebtedness has not been accelerated, unless this Article VIII otherwise prohibits the payment or distribution at the time of such payment or distribution.

Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, or payment thereof in accordance with its terms provided for in cash or other payment satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of or interest on the 2032 Notes (except payments made pursuant to Article VI of the Base Indenture from monies deposited with the Trustee pursuant thereto prior to commencement of proceedings for such dissolution, winding-up, liquidation or reorganization); and upon any such dissolution or winding-up or liquidation or reorganization of the Company or bankruptcy, insolvency, receivership or other proceeding, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the 2032 Notes or the Trustee would be entitled, except for the provision of this Article VIII, shall (except as aforesaid) be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the 2032 Notes or by the Trustee if received by them or it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full, in cash or other payment satisfactory to the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution or provision therefor is made to the Holders of the 2032 Notes or to the Trustee.

For purposes of this Article VIII, the words, “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article VIII with respect to the 2032 Notes to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) the Senior Indebtedness is assumed by the new Person, if any, resulting from any reorganization or readjustment, and (ii) the rights of the holders of Senior Indebtedness (other than leases which are not assumed by the Company or the new Person, as the case may be) are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another person upon the terms and conditions provided for in this Article VIII shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 8.02 if such other person shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article X of the Base Indenture (as amended in this First Supplemental Indenture).

In the event of the acceleration of the 2032 Notes because of an Event of Default, no payment or distribution shall be made to the Trustee or any Holder of 2032 Notes in respect of the principal of or interest on the 2032 Notes (including, but not limited to, the redemption price with respect to any 2032 Notes called for redemption in accordance with Section 3.01(h) of this First Supplemental Indenture), except payments and distributions made by the Trustee as permitted by the first or second paragraph of Section 8.05 of this First Supplemental Indenture, until all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness or such acceleration is rescinded in accordance with the terms of the Indenture. If payment of the 2032 Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration at the address set forth in the notice from the registrar, Paying Agent or service agent to the Trustee as being the address to which the Trustee should send its notice pursuant to this Section 8.02, unless there are no payment obligations of the Company thereunder and all obligations thereunder to extend credit have been terminated or expired.

In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by the foregoing, shall be received by the Trustee or the Holders of the 2032 Notes before all Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of such Senior Indebtedness, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

Nothing in this Section 8.02 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.6 of the Base Indenture. This Section 8.02 shall be subject to the further provisions of Section 8.05.

Section 8.03. Subrogation. Subject to the payment in full of all Senior Indebtedness, the rights of the Holders of the 2032 Notes shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Article VIII (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to other indebtedness of the Company to substantially the same extent as the 2032 Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until the principal and interest on the 2032 Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the 2032 Notes or the Trustee would be entitled except for the provisions of this Article VIII, and no payment over pursuant to the provisions of this Article VIII, to or for the benefit of the holders of Senior Indebtedness by Holders of the 2032 Notes or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holders of the 2032 Notes, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and no payments or distributions of cash, property or securities to or for the benefit of the Holders of the 2032 Notes pursuant to the subrogation provisions of this Article VIII, which would otherwise have been paid to the holders of Senior Indebtedness shall be deemed to be a payment by the Company to or for the account of the 2032 Notes. It is understood that the provisions of this Article VIII are and are intended solely for the purposes of defining the relative rights of the Holders of the 2032 Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Nothing contained in this Article VIII or elsewhere in the Indenture or in the 2032 Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness, and the Holders of the 2032 Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the 2032 Notes the principal of and interest on the 2032 Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the 2032 Notes and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holders of the 2032 Notes from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article VIII of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Article VIII, the Trustee, subject to the provisions of Section 7.1 of the Base Indenture, and the Holders of the 2032 Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of the 2032 Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon and all other facts pertinent thereto or to this Article VIII.

Section 8.04. Authorization to Effect Subordination. Each Holders of a 2032 Note by the Holder’s acceptance thereof authorizes and directs the Trustee on the Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article VIII and appoints the Trustee to act as the Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.2 of the Base Indenture at least 30 days before the expiration of the time to file such claim, the holders of any Senior Indebtedness or their representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders of the 2032 Notes.

Section 8.05. Notice to Trustee. The Company shall give prompt written notice in the form of an Officers’ Certificate to a Responsible Officer of the Trustee and to any Paying Agent of any fact known to the Company which would prohibit the making of any payment of monies to or by the Trustee or any Paying Agent in respect of the 2032 Notes pursuant to the provisions of this Article VIII. Notwithstanding the provisions of this Article VIII or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee in respect of the 2032 Notes pursuant to the provisions of this Article VIII, unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office from the Company (in the form of an Officers’ Certificate) or a Representative or a holder or holders of Senior Indebtedness or from any trustee thereof; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 7.1 of the Base Indenture, shall be entitled in all respects to assume that no such facts exist; provided that if on a date not fewer than two Business Days prior to the date upon which by the terms hereof any such monies may become payable for any purpose (including, without limitation, the payment of the principal of, or premium, if any, or interest on the 2032 Notes) the Trustee shall not have received, with respect to such monies, the notice provided for in this Section 8.05, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date.

Notwithstanding anything in this Article VIII to the contrary, nothing shall prevent any payment by the Trustee to the Holders of monies deposited with it pursuant to Article XI of the Base Indenture, and any such payment shall not be subject to the provisions of Section 8.01 or 8.02.

The Trustee, subject to the provisions of Section 7.1 of the Base Indenture, shall be entitled to rely on the delivery to it of a written notice by a Representative or a person representing himself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a Representative or a holder of Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article VIII, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article VIII, and if such evidence is not furnished the Trustee may defer any payment to such person pending judicial determination as to the right of such person to receive such payment.

Section 8.06. Trustee’s Relation to Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article VIII in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in Section 7.13 of the Base Indenture or elsewhere in the Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article VIII shall apply to the Company’s obligations to the Trustee under Section 7.6 of the Base Indenture.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article VIII, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and, subject to the provisions of Section 7.1 of the Base Indenture, the Trustee shall not be liable to any holder of Senior Indebtedness if it shall pay over or deliver to Holders of 2032 Notes, the Company or any other person money or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article VIII or otherwise.

Section 8.07. No Impairment of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Section 8.08. Article Applicable to Paying Agents. If at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under the Indenture, the term “Trustee” as used in this Article VIII shall (unless the context otherwise requires) be construed as extending to and including such Paying Agent, in its capacity as such, within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article VIII in addition to or in place of the Trustee; provided, however, that the first paragraph of Section 8.05 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

Section 8.09. Senior Indebtedness Entitled to Rely. The holders of Senior Indebtedness (including, without limitation, Designated Senior Indebtedness) shall have the right to rely upon this Article VIII, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

HOMESTREET, INC.

By:	/s/ John M. Michel
Name:	John M. Michel
Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

Computershare Trust Company, N.A., as Trustee

By:	/s/ Erik R. Starkman
Name:	Erik R. Starkman
Title:	Assistant Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR (II) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

1 This legend is to be placed at the beginning of any Global Security representing the 2032 Notes.

HOMESTREET, INC.

3.50% Fixed-to-Floating Rate Subordinated Notes due 2032

No. 1	CUSIP: 43785VAE2
ISIN: US43785VAE20
$100,000,000

HomeStreet, Inc., a Washington corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of $100,000,000 (or such other amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto) on January 30, 2032 (such date is hereinafter referred to as the “Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from, and including, January 19, 2022, to, but excluding, January 30, 2027, unless redeemed prior to such date, at a rate of 3.50% per annum, semi-annually in arrears on January 30 and July 30 of each year, commencing on July 30, 2022 (each such date, a “Fixed Rate Interest Payment Date,” with the period from, and including, January 19, 2022, to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”), and (ii) from, and including, January 30, 2027, to, but excluding, the Maturity Date, unless redeemed subsequent to January 30, 2027, but prior to the Maturity Date, at a rate equal to Three-Month Term SOFR, reset quarterly, plus 215 basis points (2.15%), or such other rate as determined pursuant to the First Supplemental Indenture, payable quarterly in arrears on January 30, April 30, July 30, and October 30 of each year (each, a “Floating Rate Interest Payment Date,” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, January 30, 2027, to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including, a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”), commencing on April 30, 2027, through the Maturity Date or earlier redemption date. The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding, January 30, 2027, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date or the Maturity Date for the 2032 Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. All percentages used in or resulting from any calculation of Three-Month Term SOFR (or, if different, the then-current Benchmark) shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this 2032 Note is registered at the close of business on the fifteenth calendar day of the month immediately preceding such Interest Payment Date, whether or not such day is a Business Day. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such relevant record date and shall be paid pursuant to Section 2.3 of the Base Indenture.

Payment of the principal of and interest on this 2032 Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this 2032 Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this 2032 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this 2032 Note to be signed manually or by facsimile by its duly authorized officer under its corporate seal.

HOMESTREET, INC.

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 2032 Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication: _______________

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

HOMESTREET, INC.

3.50% Fixed-to-Floating Rate Subordinated Notes due 2032

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “3.50% Fixed-to-Floating Rate Subordinated Notes due 2032” (herein called the “2032 Notes”) initially issued in an aggregate principal amount of $100,000,000 on January 19, 2022. Such series of 2032 Notes has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Indenture, dated as of January 19, 2022 (the “Base Indenture”), between the Company and Computershare Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the First Supplemental Indenture between the Company and the Trustee, dated as of January 19, 2022 (the “First Supplemental Indenture,” and the Base Indenture, as supplemented and amended by the First Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto applicable to the 2032 Notes reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names 2032 Notes are registered from time to time and of the terms upon which the 2032 Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the 2032 Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this 2032 Note. To the extent that the terms, conditions and provisions of this 2032 Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this 2032 Note shall govern to the extent that such terms, conditions and other provisions of this 2032 Note are not inconsistent with the terms, conditions and provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this 2032 Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent that any capitalized term used in this 2032 Note and defined herein is also defined in the Indenture but conflicts with the definition provided in the Indenture, the definition of the capitalized term in this 2032 Note shall control.

The indebtedness of the Company evidenced by the 2032 Notes, including the principal thereof, premium, if any, additional amounts, if any, and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, and on the terms and subject to the terms and conditions set forth in the Indenture, and shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company and not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the 2032 Notes. Each Holder of this 2032 Note, by the acceptance hereof, (a) agrees to and shall be bound by such provisions of the Indenture, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

The Indenture contains provisions for defeasance at any time of certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture. If certain Events of Default with respect to the 2032 Notes shall occur and be continuing, the principal of the 2032 Notes shall be immediately accelerated in the manner and with the effect provided in the Indenture.

The 2032 Notes are intended to be treated as “Tier 2 Capital” (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any appropriate successor federal banking agency) (the “Federal Reserve”) as then in effect and applicable to the Company. If an Event of Default with respect to 2032 Notes shall occur and be continuing, the principal and interest owed on the 2032 Notes shall only become due and payable in accordance with the terms and conditions set forth in Article VI of the Base Indenture and Section 3.02(n) and (p) of the First Supplemental Indenture. Accordingly, the Holder of this 2032 Note has no right to accelerate the maturity of this 2032 Note in the event that the Company fails to pay interest on any of the 2032 Notes, or fails to perform any other obligations under the 2032 Notes or in the Indenture that are applicable to the 2032 Notes.

The Company may, at its option, redeem the 2032 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2032 Notes to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to, but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after January 30, 2027. The Company may also, at its option, redeem the 2032 Notes before the Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the 2032 Notes by the Company prior to the Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article III of the Base Indenture and Section 3.02(h) of the First Supplemental Indenture shall apply to the redemption of any 2032 Notes by the Company.

In the event that any payment on the 2032 Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

The 2032 Notes are not entitled to the benefit of any sinking fund. The 2032 Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the 2032 Notes at any time by the Company and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the 2032 Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the 2032 Notes at the time outstanding, on behalf of the Holders of all 2032 Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of this 2032 Note shall be conclusive and binding upon such Holders and upon all future Holders of this 2032 Note and of any 2032 Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this 2032 Note.

As provided in and subject to the provisions of the Indenture, the Holder of this 2032 Note shall not have the right to institute any suit, action or proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (a) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the 2032 Notes, (b) the Holders of not less than 25% in aggregate principal amount of the 2032 Notes at the time outstanding shall have made written request to the Trustee to institute such action, suit or proceeding in respect of such Event of Default and offered the Trustee indemnity satisfactory to it, (c) the Trustee shall have failed to institute any such action, suit or proceeding for 90 days after receipt of such notice, request and offer of indemnity, and (d) during such 90-day period the Trustee shall not have received from the Holders of a majority in principal amount of 2032 Notes at the time outstanding a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the Holder of this 2032 Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein. No reference herein to the Indenture and no provision of this 2032 Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this 2032 Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this 2032 Note is registrable in the Security Register described in Section 2.5 of the Base Indenture, upon surrender of this 2032 Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this 2032 Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new 2032 Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The 2032 Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this 2032 Note is registered as the owner hereof for all purposes, whether or not this 2032 Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

[This 2032 Note is a Global Security, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this 2032 Note may not be transferred except as a whole by The Depository Trust Company (the “Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in this Global Note owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Global Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in this Global Notes will not be entitled to receive 2032 Notes in the form of individual securities and will not be considered Holders of 2032 Notes. None of the Company, the Trustee, the Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related 2032 Notes. The Company, the Trustee, the Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the 2032 Notes to be issued.

Except as provided in Section 2.11 of the Base Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of 2032 Notes in the form of individual securities, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the 2032 Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the 2032 Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in 2032 Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. None of the Company, the Trustee, the Registrar, the Paying Agent or any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of 2032 Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the 2032 Notes.]2

The Trustee will act as the Company’s Paying Agent with respect to the 2032 Notes through its Corporate Trust Office presently located at 600 South 4th Street, Seventh Floor, MAC N9300-070, Minneapolis, MN 55415 Attn: Corporate Trust Services. The Company may at any time rescind the designation of a Paying Agent, appoint a successor paying agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of registered 2032 Notes in the form of individual securities will be given to such Holders at their respective addresses in the Security Register, or, in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of 2032 Notes with respect to the Indenture or for any remedy under the Indenture.

THIS 2032 NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK.

2 This legend is to be included only in any Global Security representing the 2032 Notes.

ASSIGNMENT FORM

To assign the within 2032 Note, fill in the form below: I or we assign and transfer the within 2032 Note to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this 2032 Note on the books of HomeStreet, Inc. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the other side of this 2032 Note)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN 2032 NOTE

The initial principal amount of this 2032 Note is $100,000,000. The following increases or decreases in the principal amount of this 2032 Note have been made:

Date	Amount of decrease in principal amount of this 2032 Note	Amount of increase in principal amount of this 2032 Note	Principal amount of this 2032 Note following such decrease or increase	Signature of authorized signatory of Trustee